                                                                    EXHIBIT 99.3

                            EXCHANGE AGENCY AGREEMENT

                               As of July __, 2001

                       State Street Bank and Trust Company
                           Corporate Trust Department
                              2 Avenue de Lafayette
                                Boston, MA 02111


Ladies and Gentlemen:

         Nortek, Inc., a Delaware corporation (the "Company"), intends to make an offer (the "Exchange Offer") to exchange its 9 7/8% Series B Senior Subordinated Notes due 2011 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which the Prospectus is a part, for a like principal amount of its issued and outstanding 9 7/8% Senior Subordinated Notes due 2011 (the "Existing Notes"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated July __, 2001 (the "Prospectus"), distributed to all holders of the Existing Notes. The Existing Notes and the New Notes are collectively referred to herein as the "Notes."

         The Company hereby appoints State Street Bank and Trust Company ("SSB") to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to SSB.

         The Exchange Offer is expected to be commenced by the Company on or about the date of the Prospectus. The Letter of Transmittal accompanying the Prospectus is to be used by the holders of the Existing Notes to accept the Exchange Offer, and contains instructions with respect to the delivery of certificates representing the Existing Notes tendered.

         In the event any holder of the Existing Notes is tendering by book-entry transfer to the Exchange Agent's account at The Depository Trust Company ("DTC"), such holders may tender through the DTC Automated Tender Offer Program ("ATOP"). DTC participants will transmit their acceptance of the Exchange Offer to DTC, which will verify the acceptance and execute a book-entry delivery to your account at DTC. DTC will then send an "Agent's Message" to you for its acceptance.

         The Exchange Offer shall expire at 5:00 P.M., New York City time, on August __, 2001, or on such later date or time to which the Company may extend the Exchange Offer (the "Expiration Date"), oral or written notice of which extension shall be given to you by the Company. The Company shall give oral or written notice to you of the effective date of the Registration Statement promptly after the Registration Statement becomes effective, and until your receipt of such notice you shall be entitled to assume in good faith that such effective date has not occurred. Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral or written notice to you before 9:00 a.m., New York City time, no later than the next business day after the previously scheduled Expiration Date. Any oral notice given hereunder shall be subsequently confirmed in writing.

         In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

         1. You will perform such duties and only such duties as are specifically set forth herein (and no implied duties shall be construed or read unto this Agreement against you); provided, however, that your general duty to act in good faith shall not be discharged by the foregoing.

         2. Subject to applicable Automated Tender Offer Program System of the Depository Trust Company ("ATOP"), you are to examine each of the Letters of Transmittal and original Existing Notes and any other documents delivered or mailed to you by or for holders of the Existing Notes to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with the instructions set forth therein and
(ii) the Existing Notes have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document received by you has been improperly completed or executed or any of the Existing Notes are not in proper form for transfer or some other irregularity apparent on the face of any such documents received by you in connection with the acceptance of the Exchange Offer exists, you will endeavor promptly to inform the presenters of the need for fulfillment of all requirements and promptly to take any other action as may be necessary or advisable to cause such irregularity to be corrected, and you will promptly notify the Company thereof. With respect to any Letters of Transmittal and Existing Notes tendered through the ATOP (or applicable guaranteed delivery procedure) you shall be entitled to rely conclusively on information or confirmations you receive from DTC (or other applicable institution, as the case may be) with respect thereto.

         3. With the approval of any of the Chairman, the Chief Executive Officer, the President, any Vice President and the Secretary (each, a "Designated Officer") of the Company, or of counsel to the Company (such approval, if given orally, to be confirmed in writing) or any other party designated by such a Designated Officer, you are authorized to waive any irregularities in connection with any tender of Existing Notes pursuant to the Exchange Offer.

         4. Tenders of Existing Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer--Procedures for Tendering", and Existing Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

         Notwithstanding the provisions of this paragraph 4, Existing Notes that a Designated Officer of the Company shall approve, as having been properly tendered shall be considered to be properly tendered.

         5. You shall advise the Company with respect to any Existing Notes received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Existing Notes.

         6. Subject to applicable ATOP procedures, you shall accept tenders:

                  (a) in cases where the Existing Notes received by you, are registered in two or more names only if signed by all named holders;

                  (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

                  (c) from persons other than the registered holder of Existing Notes provided that customary transfer requirements, have been satisfied.

         You shall accept partial tenders of Existing Notes where so indicated and as permitted in the Letter of Transmittal and deliver notes representing the principal amount tendered to the transfer agent or split-up and return any untendered principal amount to the holder (or such person as may be designated in the Letter of Transmittal) as promptly as practicable.

         7. The Company will exchange Existing Notes duly tendered for New Notes on the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal. Delivery of Existing Notes will be made on behalf of the Company at the rate of one dollar of principal amount of New Notes for each one dollar of principal amount of Existing Notes tendered as soon as practicable after notice (such notice if given orally, to be confirmed in writing) of acceptance of said principal amount of Existing Notes by the Company, provided, however, that in all cases, Existing Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of the original Existing Notes representing such principal amount, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents.

         8. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Existing Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

         9. The Company shall not be required to exchange any Existing Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Existing Notes tendered shall be given (and confirmed in writing) by the Company to you.

         10. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Existing Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer -- Conditions of the Exchange Offer" or otherwise, you shall as soon as practicable after the Expiration Date (and receipt of notification from the Company of such non-acceptance) return any certificates representing unaccepted Existing Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

         11. All certificates representing reissued Existing Notes, unaccepted Existing Notes or New Notes shall be forwarded by (a) first-class certified mail, return receipt requested or (b) by registered mail.

         12. As Exchange Agent hereunder you:

                  (a) shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing by you and the Company;

                  (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the Existing Notes represented thereby deposited with you pursuant to the Exchange Offer, provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing;

                  (c) shall not be obligated to expend or risk your own funds, or to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with satisfactory indemnity;

                  (d) may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

                  (e) may reasonably act upon any tender, statement, request, consent, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons;

                  (f) may rely on and shall be protected in acting upon written or oral instructions from any Designated Officer of the Company;

                  (g) may consult with your counsel with respect to any questions relating to your duties and responsibilities and the written opinion of such independent counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the written opinion of such counsel;

                  (h) shall not advise any person tendering Existing Notes pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Existing Notes;

                  (i) you shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by an officer within your corporate trust department charged with responsibility for administering this Agreement or unless in writing received by you and making specific reference to this Agreement or the Exchange Offer;

                  (j) you shall not be under any responsibility for the validity, genuineness or due authorization or execution of, or with respect to any signatures appearing on, any Letter of Transmittal (or with respect to the truth or accuracy of any information therein contained), any certificate representing the Notes or any book-entry transfer of the Notes; and

                  (k) neither you nor any of your directors, officers or employees shall be liable to anyone for any error of judgment, or for any act done or step taken or omitted to be taken by you or any of your directors, officers or employees, or for any mistake of fact or law, or for anything which you or any of your directors, officers or employees, may do or refrain from doing in connection with or in the administration of this Agreement, unless and except to the extent the same constitutes gross negligence, willful misconduct or bad faith on your part.

         13. You shall take such action as may from time to time be requested by the Company (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents at your request.

         14. You shall advise by facsimile transmission or telephone (and, in the case of advice by telephone, promptly thereafter confirm in writing) to the following designated person (or such other person as such person may subsequently designate by written notice to you) at the Company on each business day up to and including the business day immediately following the Expiration Date, as to the total principal amount of Existing Notes that have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement as of the close of business or the immediately preceding business day, separately reporting and giving cumulative totals as to items properly received and items improperly received:

                                    Nortek, Inc.
                                    50 Kennedy Plaza
                                    Providence, Rhode Island 02903
                                    Attn:  Kevin W. Donnelly
                                    Tel:    (401) 751-1600
                                    Fax:    (401) 751-4610

         In addition, you will also inform, and cooperate in making available to, such person at the Company upon oral request reasonably made from time to time prior to the Expiration Date such other information in your possession regarding the items received by you in connection with the Exchange Offer as he or she reasonably requests. After the Exchange Date, you shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Existing Notes tendered, the aggregate principal amount of Existing Notes accepted and deliver said list to the Company.

         15. Letters of Transmittal and Notices of Guaranteed Delivery received by you shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials in your possession by returning them to the Company.

         16. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reason of amounts, if any, borrowed by the Company, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with your or for compensation owed to you hereunder.

         17. For services tendered as Exchange Agent hereunder, you shall be entitled to such compensation as set forth on Schedule I attached hereto, and shall be entitled to reimbursement for out-of-pocket disbursements and expenses (including the reasonable fees of your counsel) incurred in connection with your performance and observance of, or pursuant to, the terms of this Agreement, each of which the Company agrees to pay.

         18. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal (with respect to each of which the Company hereby represents to you that it is a final copy) and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, immunities, liabilities and indemnification of you as Exchange Agent which shall be controlled by this Agreement.

         19. The Company covenants and agrees to indemnify and hold you in your capacity as Exchange Agent hereunder (and your directors, officers and employees) harmless against any loss, liability, cost or expense, including, but not limited to, reasonable attorneys' fees, arising out of or in connection with your appointment as Exchange Agent hereunder, or your performance or observance of, or pursuant to, the terms of this Agreement, including without limitation any loss, liability cost or expense arising from any act, omission, delay or refusal made by you in reasonable reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Existing Notes reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Existing Notes; provided, however, that the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your gross negligence, willful misconduct or bad faith. The foregoing indemnity shall survive the termination of this Agreement.

         The Company shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you, so long as the Company shall retain counsel reasonably satisfactory to you to defend such suit, unless in your judgment, which must be reasonable and made in good faith, it is advisable for you to be represented or advised by separate counsel.

         20. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made and to be performed entirely within such state, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto. This Agreement may not be modified orally.

         21. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         22. In case any provisions of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         23. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

         24. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

                  If to the Company:

                  Nortek, Inc.
                  50 Kennedy Plaza
                  Providence, Rhode Island 02903
                  Attn:  Kevin W. Donnelly
                  Phone:  (401) 751-1600
                  Telecopier:  (401) 751-4610

                  If to the Exchange Agent:

                  State Street Bank and Trust Company
                  Corporate Trust Department
                  2 Avenue de Lafayette
                  Boston, MA 02111
                  Attn:  Lena Altomare
                  Phone:   (617) 662-1713
                  Telecopier: (617) 662-1460

         27. Unless terminated earlier by the parties hereto, this Agreement shall terminate ninety (90) days following the Expiration Date. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates, funds or property then held by you as Exchange Agent under this Agreement.

         28. This Agreement shall be binding and effective as of the date hereof.

         Please acknowledge receipt of this Agreement and confirm the arrangement herein provided by signing and returning the enclosed copy.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered on its behalf by a duly authorized officer intending the same to be effective as of the date first written above.

                                            NORTEK, INC.


                                            By:  _______________________________
                                                 Name:
                                                 Title:

                                            Accepted as of the date first above
                                            written.

                                            STATE STREET BANK AND TRUST COMPANY,
                                            as Exchange Agent

                                            By:  _______________________________
                                                 Name:
                                                 Title:

                                   Schedule I

                                  FEE SCHEDULE


                                      -9-